Exhibit 99.1

Pyramid Breweries Inc. Reports First Quarter 2008 Financial Results

SEATTLE--(BUSINESS WIRE)--Pyramid Breweries Inc. (Pyramid) (NASDAQ:PMID), today announced results for the quarter ended March 31, 2008. Pyramid reported net loss of $2.1 million, or negative $0.22 per share for the quarter, compared to net income of $1.3 million, or $0.14 per diluted share in the first quarter a year ago. Gross sales for the quarter were $11.7 million, a 7% increase from gross sales for the first quarter of 2007, primarily attributable to pricing increases and increased Pyramid brand volume. In the quarter ended March 31, 2008, the Company recorded a one-time charge of $1.1 million, or negative $0.12 per share, relating to a mediation settlement which increased general and administrative expenses in the first quarter of 2008. In the first quarter of 2007, the Company recorded a gain of $2.4 million, or $0.26 per diluted share, net of transaction costs and adjustments of $224,000 as the result of the sale of the Thomas Kemper Soda brand. Excluding the impact of the mediation settlement, net loss on a pro forma basis for the quarter was a loss of $935,000 compared to a loss of $1.2 million excluding the one-time gain from the sale of Thomas Kemper Soda in the first quarter of 2007.

Key Factors for the First Quarter:

  Our beer shipments, led by our core Pyramid brand family, were up 4% in the first quarter as compared to the same period last year.
  Alehouse revenue was up 6% in the first quarter 2008 as compared to the same period last year.
  On April 1, 2008, the Company entered into a Memorandum of Understanding, as a result of mediation, with a former alehouse employee who alleged that he and other employees in the California alehouses were denied adequate opportunity to take meal and rest breaks as required by California law. The parties stipulated to class certification for purposes of settlement only. The settlement is subject to final documentation and court approval, and provides for a settlement payment of not more than $1.3 million, including specified fees and costs. For the quarter ended March 31, 2008, the Company recognized approximately $1.1 million as a charge to earnings as a result of this settlement, which represents the Company’s current estimate of the amount that is probable to be paid pursuant to the settlement.

“We are starting to make progress and improve our operating performance which is notable given the backdrop of huge cost increases we are facing, and on a pro forma basis we improved our financial performance while lapping a pretty good quarter last year,” said CEO, Scott Barnum. “The cost reduction and business planning initiatives we have made are beginning to pay off. We’ve had a successful installation of our new bottling line filler in Berkeley, which should generate significant efficiencies. Importantly, we’ve also stabilized our beer volume trends in our core home market of Washington, and are positioned for growth there in the ensuing quarters due in part to our marketing sponsorship with the Seattle Mariners MLB baseball team,” he added.

Financial Highlights – First Quarter 2008 Compared to First Quarter 2007:

Beverage Division:

  Although total beverage shipments for the quarter remained unchanged at 53,500 barrels, beer shipments were up 4%, to 45,000 barrels and were comprised primarily of the following:
--	Pyramid brand family shipments were up 3% primarily driven by our flagship Hefeweizen and winter seasonal, Snow Cap.

--	MacTarnahan's brand shipments were up 5%.
  Gross revenue increased 7% to $8.4 million primarily attributable to the pricing increases and increased Pyramid brand volume. Offsetting the increase was a decrease in contract manufactured shipments of 1,700 barrels to 8,500 barrels for the quarter.
  Gross margin dollars increased 16% to $2.7 million primarily as a result of pricing increases and a shift in our beer product mix to some of our higher margined brands.
--	Gross margin as a percentage of net sales for the current quarter increased to 36% from 33% in the prior year.

Alehouse Division:

  Gross revenue increased 6% to $3.4 million, primarily due to an increase in sales at our Berkeley and Walnut Creek alehouse locations.
  Operating loss increased to $176,000 from a loss of $75,000 a year ago. The decrease is primarily due to executive transition costs in the first quarter of 2008. The Sacramento, Portland and Seattle alehouses contributed to the operating loss, due to significant food cost increases, offset by operating income in the Berkeley location.

Business Outlook

The measures outlined in our Fourth Quarter 2007 earnings release to streamline our cost structure in 2008 have been substantially completed. These measures included:

  A significant pricing increase on beer across all brands/packages for the retail market and on food/beer in our Alehouses,
  A major expense reduction initiative projected to reduce our 2008 expenses that included targeted staff reductions affecting 10% of our salaried workforce,
  A delay in our Eastern expansion to be even more focused on our core Western markets,
  Investment in a new bottling line filler in our Berkeley brewery, which will generate significant efficiencies, and
  Securing critical raw materials availability and pricing over the next several years.

As a result of our major expense reduction initiative, the Company completed targeted staff reductions that were concentrated on aligning our sales headcount with a strategic refocus to our core Western markets, as well as lowering the overall cost structure in supporting departments. The expense reductions will allow the Company to provide both the necessary support to our core products and markets while affording an opportunity for improvement in profitability.

On April 28, 2008, the Company entered into a non-binding Letter of Intent (the “Letter of Intent”) with Magic Hat Brewing Company & Performing Arts Center, Inc. (“Magic Hat”). The Letter of Intent contemplates a transaction in which Magic Hat will acquire Pyramid through an agreed all-cash tender offer and subsequent merger, at $2.75 per outstanding Pyramid share of common stock on a fully-diluted basis, net to each shareholder in cash. The proposed transaction is subject to the negotiation and execution of a definitive merger agreement, which will provide for a first-step tender offer (the “Offer”) by an acquisition entity wholly owned by Magic Hat. Consummation of the Offer will be conditioned upon the acquisition of at least 66 2/3% of the outstanding common shares of Pyramid. Following completion of the Offer, Magic Hat’s acquisition entity will be merged with and into Pyramid (the “Merger”). In the Merger, each outstanding share of Pyramid stock not tendered in the Offer (other than shares owned by shareholders who properly demand appraisal rights under Washington law) will be cancelled and converted into the right to receive $2.75.

“While we are yet to feel the full effects of the macro economy, which is getting tougher, I am pleased that we are headed in the right direction and we have planned for the business challenges that are ahead,” Barnum added. “Our proposed merger with Magic Hat should be a positive for the Company and our brands long-term and put the business on a more secure footing for the future,” he said.

About Pyramid Breweries Inc.

Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival (“GABF”). Pyramid beers have received a total of 34 medals at the GABF. The brewery has also received a total of 11 medals in international competition at the World Beer Cup.

Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan’s Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

Forward-Looking Statements

This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

  increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours reductions in distribution options through our independent distributors increased competition from national restaurant chains with greater financial resources and greater economies of scale inability of Pyramid to achieve anticipated cost reductions changes in and compliance with governmental policies and regulations with respect to our products, including the adoption by the TTB of more restrictive application of the excise tax rules competitive pressures that cause decreases in the selling prices of our products declines in our operating margins due to the impact of increasing fuel costs and other factors acquisitions that may adversely affect our financial condition, and the failure by us or third-party brewers with whom we contract to perform under our agreements.

More information regarding factors which could impact future results are set forth in our SEC Filings, including our Annual Report on Form 10-K for the year ended December 31, 2007. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.

Pyramid Breweries Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
Gross sales	$11,715	$10,980
Less excise taxes	794	791
Net sales	10,921	10,189
Cost of sales	8,377	7,923
Gross margin	2,544	2,266
Selling, general and administrative expenses	(4,471)	(3,399)
Gain on sale of net assets	-	2,436
Operating (loss) income	(1,927)	1,303
Other expense, net	(129)	(30)
(Loss) income before income taxes	(2,056)	1,273
Provision for income taxes	(2)	(3)
Net (loss) income	$(2,058)	$1,270

Basic and diluted net (loss) earnings per share	$(0.22)	$0.14
Weighted average basic shares outstanding	9,155	8,961
Weighted average diluted shares outstanding	9,155	9,197

Operating data (in barrels):
Beer shipped	45,000	43,300
Contract manufactured shipped	8,500	10,200
Total shipped	53,500	53,500

Pyramid Breweries Inc.
Reconciliation for Non-GAAP Financial Measures
(unaudited)
(In thousands)

	Three months ended March 31,
	2008	2007
Net (loss) income as reported	$(2,058)	$1,270
Mediation settlement	1,123	-
Gain on sale of net assets	-	(2,436)
Pro forma net loss	$(935)	$(1,166)

Pyramid Breweries Inc.
Selected Balance Sheet Data
(In thousands)

	March 31,	December 31,
	2008	2007
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$411	$201
Other current assets	6,277	6,329
Fixed assets, net	27,067	25,996
Other non-current assets	1,200	1,350
Total assets	$34,955	$33,876

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$10,120	$8,471
Long-term debt	9,049	7,456
Non-current liabilities	590	679

Total stockholders' equity	15,196	17,270

Total liabilities and stockholders' equity	$34,955	$33,876

CONTACT:
Pyramid Breweries Inc.
Chief Financial Officer & Vice President of Finance
Michael O’Brien, 206-682-8322